Exhibit 99.1

Scripps reports first-quarter results

(Note: Since the merger of the company's broadcast assets with those of Journal Communications and the spinoff of the newspaper business occurred on April 1, 2015, first-quarter results reflect operations of the company prior to the transaction.)

For immediate release
May 8, 2015

CINCINNATI — The E.W. Scripps Company (NYSE: SSP) today reported operating results for the first quarter of 2015. Unless otherwise indicated, all operating results comparisons are to the first quarter ended March 31, 2014.

Television operating revenues were up 17 percent in the first quarter to $120 million. Retransmission revenue more than doubled in the quarter to nearly $28 million. In 2014, retransmission agreements covering more than one-third of our subscribers expired, and our 2015 results reflect the renewal of these agreements.

Also contributing to the increase is incremental revenue from the two stations acquired from Granite in the second quarter of 2014.

Television segment profit increased $1.2 million, or nearly 6 percent, to $22.2 million.

Newspaper operating revenues declined 7.1 percent from the year-ago quarter to $91.5 million. However, due to lower newsprint consumption and lower employee-related costs, newspaper segment profit increased $0.5 million to $9.1 million.

On a consolidated basis, the net loss attributable to Scripps was $5.1 million, or 9 cents per share, in the 2015 quarter and $0.6 million, or 1 cent per share, in the 2014 quarter. Acquisition and integration costs for the Journal Communications transaction reduced earnings per share by approximately 7 cents.

Commenting on the results, Scripps Chairman, President and CEO Rich Boehne said:

“The first quarter at Scripps was focused on completing our transaction with Journal Communications, which closed on April 1, creating one of the nation’s largest independent station ownership groups. We now have 33 television stations covering nearly one in five U.S. households as well as 34 radio stations and a complement of strong local and national digital media brands.

“To provide clarity for our investors, beginning in the second quarter we will report results in four segments: television, radio, digital and syndication and other. While local television will account for a large majority of our revenue, we decided it’s important for investors to understand separately the dynamics of our radio group as well as the investments and growing businesses that we manage in our digital operations.

“The first quarter saw strong growth in our television retransmission revenue, which flowed from new agreements covering about a third of our pay TV households. We are already focused on our retransmission opportunity for 2016 as well as the promise of strong election-year spending and the realization of benefits from the Journal stations. We are ramping up to a big year in 2016.”

Consolidated revenues were $215 million, up 5.3 percent or $10.7 million, primarily due to the increase in retransmission revenue and revenue from the two television stations acquired from Granite.

Costs and expenses for segments, shared services and corporate were $198 million, up 5.1 percent, primarily driven by expenses from the two Granite stations and higher network fees.

The company reported a loss from operations before income taxes of $7.8 million in the 2015 quarter, compared to $0.8 million in the 2014 quarter. Included in the first-quarter 2015 pre-tax loss is $6.1 million of acquisition and integration costs.

First-quarter results by segment are as follows:

Television
In the first quarter of 2015, revenue from television stations was $120 million, up $17.4 million. The current-year quarter includes $6.1 million of revenue from the two former Granite stations. The 2014 quarter included $1.7 million in incremental Winter Olympics advertising on our three NBC-affiliated stations.

Advertising revenue broken down by category was:

•Local, up 5.6 percent to $58.8 million
•National, up 0.9 percent to $25.6 million
•Political, $0.5 million in 2015 compared to $2.7 million in 2014
•Digital, up 21 percent to $5.3 million

Retransmission revenue was up 124 percent to $27.9 million.

Total segment expenses increased 20 percent to $97.3 million, driven by higher network fees as well as higher employee-related costs.

On a same-station basis, total revenue increased 11 percent and total costs and expenses increased 13 percent. Minus the impact of the 2014 Olympics and $1 million of 2015 Super Bowl spending, local and national advertising revenue decreased 1.5 percent.

First-quarter segment profit in the television division was $22.2 million, compared with $21 million in the year-ago quarter.

Newspapers
Revenue from newspapers was $91.5 million in the first quarter of 2015, down 7.1 percent.

Advertising and marketing services revenue was $55.1 million, down 8 percent from the 2014 quarter, which is improved from the fourth-quarter decline of 9.7 percent.

Advertising revenue broken down by category was:

•Classified, down 6.2 percent to $16.2 million
•Real Estate - up 5.8 percent
•Employment - down 13 percent
•Automotive - down 11 percent
•Local, down 6.9 percent to $18 million
•Preprint and other, down 12 percent to $13.8 million
•National, down 34 percent to $1 million
•Digital, down 1.1 percent to $6.2 million

In the first quarter, subscription revenue declined 3.2 percent to $31.3 million.

Expenses for the newspaper group were $82.4 million, a decrease of 8.4 percent. Employee costs decreased 6.6 percent, primarily due to lower employment levels, and newsprint expense decreased 13 percent, due to lower consumption.

Segment profit in the newspaper division was $9.1 million in the first quarter of 2015, an increase from $8.5 million in the 2014 quarter.

Shared services and corporate
The shared services and corporate line of the company’s financial statements includes costs related to digital operations and initiatives that support the television and newspaper segments.

Shared services and corporate expenses were $14.6 million.

Financial condition
On March 31, cash and cash equivalents totaled $159 million while total debt was $198 million.

The board authorized a repurchase program in May 2014 for up to $100 million of its Class A common shares. The shares may be repurchased from time to time at management’s discretion, either in the open market, through pre-arranged trading plans or in privately negotiated block transactions. The authorization expires Dec. 31, 2016. With the closing of the merger with Journal Communications, the company can begin repurchasing shares on May 12, 2015.

On April 1, 2015, Scripps entered into a Second Amended and Restated Revolving Credit and Term Loan Agreement, which includes an incremental $200 million term loan, due November 2020, which is in addition to the existing $198 million term loan. The company also increased its revolving credit facility by $25 million to $100 million, which is due November 2018. The proceeds from the incremental $200 million loan were used to pay off the $116 million existing Journal Communications term loan, fund a $60 million special cash dividend to Scripps shareholders and pay transaction expenses.

On April 30, cash and cash equivalents totaled $123 million, while total debt was $409 million.

Supplemental information
The company is providing non-GAAP supplemental information to illustrate what the combined Scripps/Journal broadcast operations would have been, given the assumptions outlined in the supplemental materials, on the new segment basis had the transaction been effective at the beginning of 2013. Refer to the “Supplemental Information” section that begins on page E-7 of the attached tables.

Looking ahead
Beginning with the second quarter of 2015, the company will report the following segments: Television, Radio, Digital, and Syndication and Other. The digital segment includes revenue and expense from our both local properties and national brands, such as Newsy.

	Second-quarter 2015	12 Months Ended Dec. 31, 2015
Television revenue	Flat	Down low single digits
Television expense	Up ~10 percent	Up high single digits
Radio revenue	Flat	Flat
Radio expense	Up high single digits	Up mid single digits
Digital revenue	Up high teens	Up high teens
Digital expense	Up mid teens	Up mid teens
Corporate and share services	~$13 million	~$45 million
Transaction expenses		~$35 million*
Retransmission revenue	~$36 million	~$145 million
Political revenue		~$5 million
Interest expense		~$15 million
Pension expense		~$12 million
Capex		~$30 million
Depreciation		~$40 million
Amortization		~$15 million
Debt		~$403 million
Shares outstanding were 84.2 million on April 1, 2015
*Will be primarily incurred in the second quarter.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s first-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live webcast of the conference call. To access the webcast, visit www.scripps.com and click on “investors” and then “investor information.” The webcast link can be found on that page under “upcoming events.”

To access the conference call by telephone, dial (800) 230-1093 (U.S.) or (612) 288-0337 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call ("Scripps first-quarter earnings call") to be granted access. Callers also will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time May 8 until 11:59 p.m. May 22. The domestic number to access the replay is (800) 475-6701 and the international number is (320) 365-3844. The access code for both numbers is 357750.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, click on "investors," then "investor information", and the link can be found on that page under “audio/video links.”

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company serves audiences and businesses through a growing portfolio of television, radio and digital media brands. Scripps is one of the nation’s largest independent TV station owners, with 33 television stations in 24 markets and a reach of nearly one in five U.S. households. It also owns 34 radio stations in eight markets. When Scripps and the former Journal Communications merged their broadcast assets in early 2015, they also spun off their respective newspapers, creating a new public company, Journal Media Group. Scripps also runs an expanding collection of local and national digital journalism and information businesses, including mobile video news service Newsy and weather app developer WeatherSphere. Scripps also produces television shows including The List and The Now, runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, carolyn.micheli@scripps.com

Media contact:
Valerie Miller, The E.W. Scripps Company, 513-977-3023, valerie.miller@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended March 31,
(in thousands, except per share data)	2015	2014

Operating revenues	$214,500	$203,794
Segment, shared services and corporate expenses	(198,030)	(188,419)
Defined benefit pension plan expense	(2,762)	(1,378)
Acquisition and related integration costs	(6,109)	(262)
Depreciation and amortization	(12,167)	(11,729)
Gains (losses), net on disposal of property, plant and equipment	100	(68)
Operating expenses	(218,968)	(201,856)
Operating (loss) income	(4,468)	1,938
Interest expense	(2,052)	(2,254)
Miscellaneous, net	(1,324)	(445)
Loss from operations before income taxes	(7,844)	(761)
Benefit for income taxes	2,744	149
Net loss	(5,100)	(612)
Net loss attributable to noncontrolling interests	—	—
Net loss attributable to the shareholders of The E.W. Scripps Company	$(5,100)	$(612)
Net loss per basic share of common stock attributable to the shareholders of The E.W. Scripps Company	$(0.09)	$(0.01)

Weighted average basic shares outstanding	57,335	56,084
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Our television segment includes 11 ABC affiliates, three NBC affiliates and two independent stations, which we operate as duopolies with our Kansas City NBC affiliate and our Detroit ABC affiliate. We also own five Azteca America affiliates. Our television stations reach approximately 14% of the nation's households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers and retransmission fees received from cable operators and satellite carriers.

Our newspaper segment includes daily and community newspapers in 13 markets across the United States. Newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and newspaper subscription fees.
Syndication and other primarily includes certain digital operations outside of our television and newspaper markets and syndication of news features and comics and other features for the newspaper industry. Newsy, a digital video news service, and WeatherSphere, a provider of weather-related mobile apps, are also included in syndication and other.
We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits, digital operation services and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes, and deferred income taxes. A portion of our digital operations, which is not allocated to our television and newspaper segments, is included in shared services and corporate.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense (other than current service cost), income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating performance of our business segments is as follows:

	Three Months Ended March 31,
(in thousands)	2015	2014	Change

Segment operating revenues:
Television	$119,538	$102,142	17.0%
Newspapers	91,478	98,490	(7.1)%
Syndication and other	3,484	3,162	10.2%
Total operating revenues	$214,500	$203,794	5.3%

Segment profit (loss):
Television	$22,202	$20,972
Newspapers	9,075	8,549
Syndication and other	(243)	212
Shared services and corporate	(14,564)	(14,358)
Defined benefit pension plan expense	(2,762)	(1,378)
Acquisition and related integration costs	(6,109)	(262)
Depreciation and amortization	(12,167)	(11,729)
Gains (losses), net on disposal of property, plant and equipment	100	(68)
Interest expense	(2,052)	(2,254)
Miscellaneous, net	(1,324)	(445)
Loss from operations before income taxes	$(7,844)	$(761)

Operating revenues for our television segment were as follows:

	Three Months Ended March 31,
(in thousands)	2015	2014	Change

Segment operating revenues:
Local	$58,755	$55,634	5.6%
National	25,602	25,372	0.9%
Political	500	2,681
Retransmission	27,918	12,474	123.8%
Digital	5,320	4,405	20.8%
Other	1,443	1,576	(8.4)%
Total operating revenues	$119,538	$102,142	17.0%
Operating revenues for our newspaper segment were as follows:

	Three Months Ended March 31,
(in thousands)	2015	2014	Change

Segment operating revenues:
Local	$17,965	$19,299	(6.9)%
Classified	16,184	17,249	(6.2)%
National	953	1,448	(34.2)%
Preprint and other	13,789	15,635	(11.8)%
Digital advertising and marketing services	6,214	6,285	(1.1)%
Advertising and marketing services	55,105	59,916	(8.0)%
Subscriptions	31,276	32,299	(3.2)%
Other	5,097	6,275	(18.8)%
Total operating revenues	$91,478	$98,490	(7.1)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of March 31, 2015	As of December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$159,489	$158,459
Other current assets	176,711	170,201
Total current assets	336,200	328,660
Investments	14,698	9,530
Property, plant and equipment	336,588	343,389
Goodwill	106,261	106,261
Other intangible assets	187,063	189,260
Deferred income taxes	35,936	37,946
Miscellaneous	15,780	17,685
TOTAL ASSETS	$1,032,526	$1,032,731

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$17,123	$21,004
Customer deposits and unearned revenue	27,242	29,948
Current portion of long-term debt	2,000	2,000
Accrued expenses and other current liabilities	91,764	81,586
Total current liabilities	138,129	134,538
Long-term debt (less current portion)	195,500	196,000
Other liabilities (less current portion)	181,942	182,260
Total equity	516,955	519,933
TOTAL LIABILITIES AND EQUITY	$1,032,526	$1,032,731

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended March 31,
(in thousands)	2015	2014

Numerator (for basic and diluted earnings per share)
Net loss attributable to the shareholders of The E.W. Scripps Company	$(5,100)	$(612)
Less income allocated to RSUs	—	—
Numerator for basic and diluted earnings per share	$(5,100)	$(612)
Denominator
Basic weighted-average shares outstanding	57,335	56,084
Effective of dilutive securities:
Stock options held by employees and directors	—	—
Diluted weighted-average shares outstanding	57,335	56,084

ADUSTED COMBINED SUPPLEMENTAL INFORMATION

We are providing this supplemental non-GAAP (Generally Accepted Accounting Principles) information to illustrate what the combined Scripps/Journal broadcast operations would have been had the transactions been effective at the beginning of 2013 with the new segment reporting structure, given the assumptions contained therein.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating business unit and consolidated company performance. The company therefore believes that the non-GAAP measures presented provide useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its businesses.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on Scripps GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from or as a substitute for the related GAAP measures and should be read only in conjunction with financial information presented on a GAAP basis.

The historical adjusted combined financial information contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisition of Journal’s broadcast operations had occurred on January 1, 2013. Nor is this information necessarily indicative of the future results of operations of the combined companies. The preparation of the adjusted combined financial information includes the use of estimates that may not have been accurate and assumptions that may not have been valid had the transactions occurred on January 1, 2013. However management believes them to be reasonable.

The historical adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

The historical adjusted combined financial information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual amounts to differ materially from those anticipated. See “Risk Factors” and "Cautionary Statements Regarding Forward Looking Information” included in our 2014 Annual Report on Form 10-K or as amended in subsequent filings.

The historical adjusted combined amounts reflect the historical combined results of Scripps and Journal's broadcast operations, and the television stations acquired from Granite. The newspaper operations of Scripps and Journal that were spun-off have been excluded from the historical adjusted combined amounts.

The following is a hypothetical comparison of first-quarter 2015 historical adjusted combined results to first-quarter 2014 historical adjusted combined results as if the transactions had occurred on January 1, 2013:

Television

•	Television revenues up 6.6 percent in the first quarter of 2015

•	Retransmission revenue up 71 percent

•	Local and national advertising down 3 percent

•	Total segment expenses up $11.5 million, or 11 percent, from higher network fees and employee-related costs

Radio

•	Radio revenue up 4.8 percent to $15.3 million

•	Segment expenses up 12 percent to $13.3 million, primarily due to higher employee related costs

Digital

•	Digital revenue up 13 percent to $7.9 million

•	Revenue from the legacy Scripps markets up 21 percent

•	Segment loss of $5.4 million compared to a loss of $4.9 million from the prior year quarter due to higher employee related expenses

Adjusted combined income from operations before income taxes

	2015	2014					2013
(in millions)	Q1	Q1	Q2	Q3	Q4	YTD	YTD

Operating Revenues:
Advertising	$139.5	$144.1	$162.9	$162.9	$200.6	$670.5	$615.3
Retransmission	38.8	22.7	23.0	23.9	24.5	94.1	67.1
Other	6.1	6.0	6.7	4.9	6.4	24.0	21.9
Total operating revenues	184.4	172.8	192.6	191.7	231.5	788.6	704.3

Costs and Expenses:
Employee compensation and benefits	91.9	87.1	89.5	90.7	91.4	358.7	328.3
Programs and program licenses	32.1	23.3	25.7	30.9	25.2	105.1	97.8
Other expenses	36.4	35.1	41.4	34.6	40.7	151.8	155.3
Defined benefit pension plan expense	3.1	1.6	1.6	1.9	1.7	6.8	9.6
Total costs and expenses	163.5	147.1	158.2	158.1	159.0	622.4	591.0

Depreciation, Amortization and (Gains)/Losses:
Depreciation	9.6	9.6	9.5	10.0	9.8	38.9	39.7
Amortization of intangible assets	4.6	4.8	4.8	4.6	4.7	18.9	18.6
(Gains)/losses, net on disposal of property, plant and equipment	0.2	—	—	—	0.1	0.1	0.3
Net depreciation, amortization and (gains)/losses	14.4	14.4	14.3	14.6	14.6	57.9	58.6
Operating income	6.5	11.3	20.1	19.0	57.9	108.3	54.7
Interest expense	(3.9)	(4.0)	(4.0)	(4.0)	(3.9)	(15.9)	(16.0)
Miscellaneous, net	(0.1)	(0.2)	(0.1)	0.1	(2.0)	(2.2)	(6.8)
Income from operations before income taxes	$2.5	$7.1	$16.0	$15.1	$52.0	$90.2	$31.9

Television segment adjusted combined segment profit

	2015	2014					2013
(in millions)	Q1	Q1	Q2	Q3	Q4	YTD	YTD

Local	$83.0	$84.8	$92.3	$78.8	$88.6	$344.5	$350.8
National	34.2	36.0	38.7	35.9	40.0	150.6	162.8
Political	0.8	3.2	6.9	21.3	43.9	75.3	6.0
Retransmission	38.8	22.7	23.0	23.9	24.5	94.1	67.1
Other	1.8	2.1	2.0	2.4	2.1	8.6	10.3
Total operating revenue	158.6	148.8	162.9	162.3	199.1	673.1	597.0
Segment costs and expenses:
Employee compensation and benefits	65.7	61.9	64.2	63.3	64.9	254.3	241.8
Programs and program licenses	30.0	21.7	22.0	25.9	21.2	90.8	83.9
Other expenses	25.6	26.2	29.0	25.9	29.2	110.3	108.7
Total segment costs and expenses	121.3	109.8	115.2	115.1	115.3	455.4	434.4
Segment profit	$37.3	$39.0	$47.7	$47.2	$83.8	$217.7	$162.6

The adjusted combined historical results do not necessarily reflect what the historical results would have been and are not necessarily indicative of future results.

Radio segment adjusted combined segment profit

	2015	2014					2013
(in millions)	Q1	Q1	Q2	Q3	Q4	YTD	YTD

Total operating revenue	$15.3	$14.6	$19.4	$20.8	$21.3	$76.1	$74.1
Segment costs and expenses:
Employee compensation and benefits	7.6	6.8	7.1	7.3	7.3	28.5	28.3
Programs and program licenses	2.0	1.4	3.5	4.9	3.9	13.7	13.1
Other expenses	3.7	3.7	4.2	4.1	4.9	16.9	16.8
Total segment costs and expenses	13.3	11.9	14.8	16.3	16.1	59.1	58.2
Segment profit	$2.0	$2.7	$4.6	$4.5	$5.2	$17.0	$15.9

Digital segment adjusted combined segment loss

	2015	2014					2013
(in millions)	Q1	Q1	Q2	Q3	Q4	YTD	YTD

Total operating revenue	$7.9	$7.0	$7.4	$7.2	$8.8	$30.4	$24.4
Total segment costs and expenses	13.3	11.8	12.8	12.8	13.2	50.6	41.8
Segment loss	$(5.4)	$(4.8)	$(5.4)	$(5.6)	$(4.4)	$(20.2)	$(17.4)

Syndication and other segment adjusted combined segment profit (loss)

	2015	2014					2013
(in millions)	Q1	Q1	Q2	Q3	Q4	YTD	YTD

Total operating revenue	$2.6	$2.4	$2.9	$1.4	$2.3	$9.0	$8.8
Total segment costs and expenses	2.0	2.1	3.9	2.1	2.7	10.8	9.3
Segment profit (loss)	$0.6	$0.3	$(1.0)	$(0.7)	$(0.4)	$(1.8)	$(0.5)

Shared services and corporate adjusted combined expenses

	2015	2014					2013
(in millions)	Q1	Q1	Q2	Q3	Q4	YTD	YTD

Shared services and corporate expenses	$(10.5)	$(9.9)	$(9.9)	$(9.9)	$(10.0)	$(39.7)	$(37.7)

Other adjusted combined financial information

	2015	2014					2013
(in millions)	Q1	Q1	Q2	Q3	Q4	YTD	YTD

Depreciation	$9.6	$9.6	$9.5	$10.0	$9.8	$38.9	$39.7
Amortization	4.6	4.8	4.8	4.6	4.7	18.9	18.6
Defined benefit pension plan expense	3.1	1.6	1.6	1.9	1.7	6.8	9.6
Capital expenditures	3.7	3.4	7.6	7.0	7.1	25.1	29.2

The adjusted combined historical results do not necessarily reflect what the historical results would have been and are not necessarily indicative of future results.

Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and income (loss) from operations before income taxes to the adjusted combined revenue and adjusted combined income (loss) from operations before income taxes.

	Q1	YTD
	2015	2014	2013

The E.W. Scripps Company operating revenue, as reported	$214.5	$869.1	$816.9
Journal Broadcast acquisition	62.5	280.0	243.4
Granite stations acquisition	—	14.2	31.0
Scripps Newspaper spin-off	(91.5)	(370.3)	(384.5)
Other revenue adjustments	(1.1)	(4.4)	(2.5)
Adjusted combined operating revenue	$184.4	$788.6	$704.3

	Q1	YTD
	2015	2014	2013

The E.W. Scripps Company income (loss) from operations before income taxes, as reported	$(7.8)	$12.3	$(8.6)
Journal Broadcast acquisition, assumed acquisition January 1, 2013	12.3	74.4	45.2
Granite stations acquisition, assumed acquisition January 1, 2013	—	4.0	11.9
Scripps Newspaper spin-off, assumed spin-off January 1, 2013	(5.3)	(10.4)	(13.5)
Depreciation and amortization purchase price adjustments	(2.1)	(10.3)	(12.0)
Transaction synergies (1)	2.5	10.0	10.0
Other revenue adjustments, primarily retransmission revenue	(1.1)	(4.4)	(2.5)
Shared services and corporate adjustments (2)	(0.2)	(1.7)	(2.6)
Eliminate GCIU expense related to Scripps Newspaper spin-off	—	4.1	—
Eliminate acquisition and integration costs incurred from the Journal transactions	6.1	14.0	—
Eliminate restructuring costs related to Scripps Newspaper operations	—	—	4.9
Interest expense adjustments (3)	(1.9)	(7.3)	(5.5)
Other expense adjustments (4)	—	5.5	4.6
Adjusted combined income from operations before income taxes	$2.5	$90.2	$31.9

(1) Adjustment reflects expected operating efficiencies in the TV division gained from the combination of Scripps and Journal

(2) Adjustment reflects corporate and shared services on a normalized run rate

(3) Adjustment reflects the additional interest expense from the incremental $200 million term loan borrowing and the Journal subordinated notes payable that was assumed by Scripps

(4) 2014 adjustment reflects the elimination of a write-down related a minority investment in a newspaper content business; 2013 adjustment reflects the elimination of the write-off of loan fees related to the 2013 debt refinancing

The adjusted combined historical results do not necessarily reflect what the historical results would have been and are not necessarily indicative of future results.